EXHIBIT 10.39

Board Compensation Schedule to be effective January 1, 2008

Board Retainer - all members	$132,500

Additional Retainers:
– Committee Retainer – Executive Committee Chair	$35,000
– Committee Retainer – Audit Chair	$30,000
– Committee Retainer – Compensation Chair	$25,000
– Committee Retainer – Other Chair	$20,000
– Committee Retainer – PLIC Policyholder Affairs Chair	$10,000
– Committee Retainer – Audit Non-Chair	$6,250
– Committee Retainer – Compensation Non-Chair	$3,750

A new meeting fee in the amount of $1,500 per meeting for attendance at each Board and/or Committee meeting held in excess of the number of meetings anticipated for any calendar year.

All retainers and the new meeting fee to be paid 50/50 cash/RSUs